Exhibit 99.1

Broder Bros., Co. Announces Fourth Quarter and Fiscal Year 2007 Results

Trevose, PA – March 28, 2008 – Broder Bros., Co. (the “Company”) today announced results for its fourth quarter and fiscal year ended December 29, 2007. The Company also announced that its distribution center consolidation strategy was completed in December 2007.

Fourth Quarter 2007 Results Compared to Prior Year

Fourth quarter 2007 net sales were $232.7 million compared to $240.9 million for the fourth quarter 2006. Including a non-cash goodwill impairment charge of $87.3 million, the fourth quarter 2007 loss from operations was $(85.9) million compared to income from operations of $9.3 million for the fourth quarter 2006. Fourth quarter 2007 net loss was $(97.0) million compared to net income of $0.3 million for the fourth quarter 2006. Earnings before interest, taxes, depreciation and amortization and the goodwill impairment charge (EBITDA) was $6.5 million for the fourth quarter 2007 compared to EBITDA of $14.1 million for the fourth quarter 2006. A reconciliation of EBITDA to net income/(loss) is set forth at the end of this press release.

Results include the impact of certain restructuring, consolidation and other highlighted charges discussed below. Excluding these highlighted charges, EBITDA was $11.0 million for the fourth quarter 2007 and $19.1 million for the fourth quarter 2006.

The Company has three operating segments. The Broder division generated fourth quarter 2007 net sales of $90.0 million compared to $98.0 million in the fourth quarter 2006. The Alpha division generated fourth quarter 2007 revenue of $113.9 million compared to $112.3 million in the fourth quarter 2006. The NES division generated net sales of $28.8 million in the fourth quarter 2007 compared to $30.6 million in the fourth quarter 2006.

Fourth quarter 2007 gross profit was $46.3 million compared to $49.5 million for the fourth quarter 2006. Gross margin of 19.9% was less than the 20.5% gross margin in the prior period. Gross profit from commodity trade brand products declined due to lower unit volumes sold at lower gross margins. Supply conditions in the market were worse during the fourth quarter 2007 compared to the fourth quarter 2006 due to certain mills which are restructuring their operations to increase their abilities to serve the Company’s market. The Company continued to sell fewer low margin white t-shirts. Gross profit from private label brand products was flat to the prior year due to lower unit volumes sold at higher gross margins.

Distribution Center Consolidation

In December 2007, the Company completed its distribution center consolidation in which multi-branded distribution centers were created. At year end, the Company had eight multi-branded distribution centers and operated ten Express facilities which have product assortments to meet the local needs and preferences of each market and serve as customer pick-up locations. The distribution center consolidation strategy was executed as a significant investment to improve performance and drive growth. The strategy will generate improved inventory availability and enhanced service levels to customers which is expected to result in increased revenue and profitability. A table is attached to this release which lists the Company’s facilities before consolidation started and after consolidation was completed.

Distribution center consolidation adversely affected financial performance during fiscal 2006 and 2007. In moving the Company’s operations from one location to a new location, inventory was split between the locations for weeks during the transition, which created short-term availability issues during consolidation. Since inventory availability is critical to the Company’s competitiveness, the Company suffered short-term sales declines as a result of splitting inventory between two locations. Unit volumes declined during fiscal 2007 and average selling prices declined due to a strategy to offer among the lowest selling prices in the industry to retain customer orders.

Non-Cash Goodwill Impairment Charge

In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), the Company conducted its annual test for goodwill impairment for each of its reporting units as of December 2007. The Alpha and Broder divisions had goodwill balances of $126.3 million and $12.2 million, respectively, prior to Alpha’s non-cash goodwill impairment charge. Following the Company’s annual test for goodwill impairment, the carrying value of Alpha’s net assets exceeded its enterprise value, primarily due to a change in the composition of the Alpha division’s tangible and intangible assets, which resulted in a non-cash goodwill impairment charge of $87.3 million during the fourth quarter 2007. The impairment charges will not result in future cash expenditures or effect compliance with covenants under the Company’s borrowing agreements.

To compute the goodwill impairment charge in accordance with SFAS No. 142, (i) the Company identified its tangible and intangible assets for its Alpha division (which, in effect, constitutes a purchase price allocation for the reporting unit as if it were recently acquired), such as vendor relationships, the assembled workforce and trademarks, (ii) determined the valuation of intangible assets with the assistance of an independent appraisal firm, (iii) determined the fair value of Alpha’s goodwill based on the residual of Alpha’s summed identified tangible and intangible assets and the fair value of the enterprise, then (iv) determined the magnitude of goodwill impairment based on a comparison of the fair value residual goodwill and the carrying value (or book value) of Alpha goodwill.

The magnitude of the goodwill impairment charge was primarily driven by an increase in Alpha’s tangible assets to improve performance and drive growth. The table below compares Alpha’s summarized purchase price allocation in September 2003 to its enterprise value at December 29, 2007.

(dollars in millions)
(Unaudited)
	December 29, 2007	September 22, 2003	Increase/ (Decrease)
Tangible Assets	$114.0	$32.0	$82.0
Intangible Assets	$88.0	$88.4	$(0.4)
Goodwill	$39.0	$126.3	$(87.3)

Enterprise Value / Purchase Price	$241.0	$246.7	$(5.7)

Full Year 2007 Results Compared to Prior Year

For the twelve months ended December 2007, net sales were $929.1 million compared to $959.3 million for the twelve months ended December 2006. Loss from operations for the twelve months ended December 2007 was $(91.5) million compared to income from operations of $26.6 million for the twelve months ended December 2006. Net loss for the twelve months ended December 2007 was $(124.1) million compared to net loss of $(7.7) million for the twelve months ended December 2006. EBITDA for the twelve months ended December 2007 was $15.9 million compared to EBITDA of $46.2 million for the twelve months ended December 2006.

Excluding the highlighted charges denoted herein, EBITDA for the twelve months ended December 2007 was $36.9 million compared to EBITDA of $61.1 million for the twelve months ended December 2006.

Business Outlook

In addition to remaining focused on improving inventory availability to its customers to improve profitability, the Company has undertaken three initiatives during 2008 to drive improved performance. First, the Company will publish a new price list in the second quarter 2008 to increase the Company’s competitiveness in the marketplace. Now that the Company’s quality of inventory has dramatically improved over fiscal 2007, the Company’s goal is to use its inventory and superior economies of scale to gain market share. Second, the Company has hired additional sales managers to better manage the Company’s inside and outside sales forces. Since the Company maintains three separate sales forces, management believes that regional sales managers will help the Company gain market share by targeting the sales force to foster growth across customers with major potential and to avoid unproductive, inter-division competition. Third, the Company expects to reduce its operating expenses as distribution center personnel become more efficient in picking orders in the new multi-branded distribution centers, as orders continue to shift from call center calls to web orders following the introduction of three new websites launched during the first quarter 2007, and as fixed operating expenses are reduced by consolidating functions that had not yet been fully consolidated following acquisitions.

Liquidity

The Company relies primarily upon cash flow from operations and borrowings under its revolving credit facility to finance operations, capital expenditures and debt service requirements. Borrowings and availability under the revolving credit facility fluctuate due to seasonal demands. Historical borrowing levels have reached peaks during the middle of a given year and low points during the last quarter of the year. Borrowings under the revolving credit facility decreased from $110.4 million at December 30, 2006 to $102.7 million at December 29, 2007. The Company’s revolving credit facility provides for aggregate borrowings up to $225.0 million, subject to borrowing base availability. As of December 29, 2007, borrowing base availability was $55.5 million.

Selected Balance Sheet Information

(dollars in millions)
(Unaudited)
	December 29, 2007	September 30, 2007	December 30, 2006
Accounts Receivable, Net	$85.3	$99.2	$85.1
Inventory (1)	191.8	208.8	233.3
Accounts Payable (1)	89.8	124.1	97.3
Revolving Credit Debt	102.7	89.0	110.4

	84.6	94.9	110.7

Senior Notes	$225.0	$225.0	$225.0

Shareholders’ Equity	$(58.4)	$38.6	$65.6

(1)	Inventory and accounts payable at December 2007, September 2007 and December 2006 include accruals for inventory in-transit between suppliers and Company distribution centers of $14.2 million, $15.3 million and $20.2 million, respectively.

Highlighted Charges

Results for the three and twelve months ended December 29, 2007 and December 30, 2006 include certain charges/ (income) as follows:

(dollars in millions)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	2007	2006	2007	2006
Total restructuring charges	$2.2	$2.4	$13.0	$4.1
Facilities consolidation-related charges	2.2	1.6	7.3	3.4
Stock-based compensation	0.1	0.4	0.5	0.5
Management fees	—	0.7	—	3.3
Other highlighted charges	—	(0.1)	0.2	3.6

Total highlighted charges	$4.5	$5.0	$21.0	$14.9

Restructuring charges recorded during the fourth quarter 2007 consisted of approximately $2.1 million in distribution center closure costs for the fair value of the future lease obligations, net of estimated sublease payments, and $0.1 million in severance and related benefits charges. Restructuring charges recorded during the twelve months ended December 29, 2007 consisted of (i) approximately $12.8 million in distribution center closure costs for the fair value of the future lease obligations, net of estimated sublease payments and (ii) $1.7 million in severance and related benefits charges, offset by (iii) a $1.5 million reversal of lease termination costs due to the Company executing two sublease agreements for its former La Mirada, CA distribution center. Facilities consolidation-related charges consisted primarily of (i) incremental training and travel costs directly attributable to the opening of multi-branded facilities and (ii) duplicative rent payments directly attributable to the opening of multi-branded facilities. Other highlighted charges consisted of consulting fees related to an inventory and supply chain initiative.

Restructuring charges recorded during 2006 consisted of (i) call center closure costs, severance and related benefits, (ii) severance resulting from a corporate reduction in force; and (iii) facility closure costs. Facilities consolidation-related charges consisted of (i) incremental travel and training costs directly attributable to the opening of dual-branded facilities and (ii) incremental travel, labor and duplicative telecommunications costs directly attributable to a call center consolidation initiative whereby the Company reduced the number of call centers it operates from seven to three. The call center consolidation initiative was completed during fiscal 2006. Other highlighted charges consisted of (i) consulting fees related to an inventory and supply chain initiative completed during the first quarter 2007 and (ii) incremental amortization of the Company’s 2006 catalogs due to the accelerated mailing of the 2007 catalogs in October 2006.

Conference Call

The Company will conduct a conference call at 10:00 a.m. Eastern Time on Friday, March 28, 2008 to discuss its fourth quarter and fiscal 2007 results. The domestic dial-in number for the call is (877) 718-5098. The confirmation code is 4822494. For those unable to participate in the conference call, a replay will be available beginning March 28, 2008 at 1:00 p.m. Eastern Time until April 7, 2008 at 12:59 p.m. Eastern Time. To access the replay, dial (888) 203-1112. The replay passcode is 4822494.

* * * * * * *

About Broder Bros., Co.

Broder Bros., Co. owns and operates three leading brands in the imprintable sportswear industry: “Broder,” “Alpha” and “NES.” Through these three long-standing and well-recognized industry leaders, the Company operates the largest distribution network in the industry, which consists of eight major distribution centers and ten “Express” facilities offering pickup room service. The Company has the ability to ship to over 80% of the U.S. population in one day and 98% of the U.S. population in two days. The imprintable sportswear industry is characterized by a highly fragmented customer base comprised primarily of regional and local decorators who, primarily because of their size, do not generally purchase directly from manufacturers. The Company has the resources to handle small orders, while offering broad selection, depth of inventory and rapid delivery. The Company’s customers are decorators who decorate the blank products it supplies and then in turn sell to a wide variety of end consumers.

The Broder, Alpha and NES brands offer unparalleled customer service, product selection, industry leading catalogs and marketing materials that have been central to the success of each brand. The Company offers virtually all of the leading industry product styles including those manufactured by Gildan, Russell, Hanes, Anvil and Fruit of the Loom, as well as many exclusive brands including Adidas Golf, Champion, Columbia Sportswear, Alternative Apparel and Dickies Workwear. The Company has also developed proprietary brands including Devon & Jones, Chestnut Hill, Authentic Pigment, Harriton, HYP, Desert Wash, Great Republic and Harvard Square.

Broder Bros., Co. was purchased in May 2000 by Bain Capital, one of the leading private equity investment firms in the world. Subsequent to Bain’s purchase of Broder Bros., Co., the Company expanded its geographic reach and market share through the acquisitions of St. Louis T’s in 2000, Full Line Distributors and Gulf Coast Sportswear in 2001, T-Shirts & More and Alpha Shirt Company in 2003, NES Clothing Company in 2004 and Amtex in 2006.

Broder Bros., Co. headquarters are located at Six Neshaminy Interplex, Trevose, PA 19053. Further information can be found on the Company’s websites: www.broderbrosco.com, www.broderbros.com, www.alphashirt.com and www.nesclothing.com.

Forward-Looking Information

This press release contains forward-looking information. These statements reflect management’s expectations, estimates, and assumptions based on information available at the time of the statement. Forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives and expectations. The words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend,” “likely,” “will,” “should” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors, including those set forth below, which may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by those statements. Important factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those statements, include, but are not limited to: (a) general economic conditions; (b) significant competitive activity, including promotional and price competition; (c) changes in customer demand for our products and our ability to protect and/or expand customer relationships; (d) price volatility of raw materials; (e) success of our marketing and advertising programs; (f) risks associated with new products and new product features; (g) collectibility of receivables from our customers; (h) ability to attract and retain key personnel; (i) costs of insurance and other selling, general and administrative expenses; (j) risks related to our emphasis on private label products; (k) ability to realize deferred tax assets in the future, including the potential to record a valuation allowance against deferred tax assets in the future; (l) experiencing a significant adverse change in the business, or “triggering event,” which would require us to perform an impairment evaluation for goodwill and indefinite-lived intangible assets which could result in a substantial non-cash charge; (m) risks related to the integration of acquired businesses; (n) risks related to our overall acquisition strategy; and (o) other risk factors listed in our reports filed with the Securities and Exchange Commission from time to time. We undertake no obligation to revise the forward-looking statements included in this Press Release to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed or implied by these forward-looking statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 29, 2007 AND DECEMBER 30, 2006

(dollars in millions)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	2007	2006	2007	2006
Net sales	$232.7	$240.9	$929.1	$959.3
Cost of sales (exclusive of depreciation and amortization as shown below)	186.4	191.4	762.9	778.6

Gross profit	46.3	49.5	166.2	180.7
Warehousing, selling and administrative expenses	37.5	31.9	136.8	126.7
Restructuring and asset impairment charges, net	2.2	2.4	13.0	4.1
Goodwill impairment charge	87.3	0.0	87.3	0.0
Management fee	0.0	0.7	0.0	3.2
Stock-based compensation	0.1	0.4	0.5	0.5
Depreciation and amortization	5.1	4.8	20.1	19.6

Operating expenses	132.2	40.2	257.7	154.1

Income (loss) from operations	(85.9)	9.3	(91.5)	26.6
Interest expense, net of change in fair value of interest rate swaps	9.7	9.4	38.4	40.3

Other expenses	9.7	9.4	38.4	40.3

Loss before income taxes	(95.6)	(0.1)	(129.9)	(13.7)
Income tax provision (benefit)	1.4	(0.4)	(5.8)	(6.0)

Net income (loss)	$(97.0)	$0.3	$(124.1)	$(7.7)

Reconciliation to EBITDA
Goodwill impairment charge	87.3	0.0	87.3	0.0
Interest expense, net of change in fair value of interest rate swaps	9.7	9.4	38.4	40.3
Income tax provision (benefit)	1.4	(0.4)	(5.8)	(6.0)
Depreciation and amortization	5.1	4.8	20.1	19.6

EBITDA	$6.5	$14.1	$15.9	$46.2

EBITDA includes the effects of certain charges more fully described in this release. EBITDA is defined as income before income taxes, interest expense and depreciation and amortization. EBITDA is a measure commonly used in the distribution industry and is presented to aid in developing an understanding of the ability of our operations to generate cash for debt service and taxes, as well as cash for investments in working capital, capital expenditures and other liquidity needs. EBITDA should not be considered as an alternative to, or more meaningful than, amounts determined in accordance with generally accepted accounting principles. EBITDA is not calculated identically by all companies, and therefore, the presentation herein may not be comparable to similarly titled measures of other companies.

Broder Bros., Co.

Location Listing Before and After Distribution Center Consolidation

	As of December 29, 2007				Before Consolidation
Region	New Location	Commenced Operations (1)	Division(s)	Sq. Feet (000s)	Old Location	Ceased Operations (2)	Division	Sq. Feet (000s)
Distribution Centers
Northeast	Middleboro, MA	4Q07	Broder/Alpha/NES	290	Middleboro, MA	N/A	NES	220
					Albany, NY	1Q07	Broder	129

Mid-Atlantic	Lewisberry, PA	4Q07	Broder/Alpha/NES	413	Philadelphia, PA	3Q07	Alpha	286

Southeast	Duluth, GA	2Q07	Broder/Alpha/NES	321	Atlanta, GA.	4Q05	Broder	70
					Charlotte, NC	1Q07	NES	63

Florida	Orlando, FL	4Q07	Broder/Alpha	340	Orlando, FL	4Q07	Broder	88
					St. Petersburg, FL	4Q07	Alpha	146

Midwest	Bolingbrook, IL	1Q07	Broder/Alpha	425	Louisville, KY	4Q06	Broder	83
					Ft. Wayne, IN	2Q07	Alpha	181
					Plymouth, MI	1Q07	Broder	117
					St. Louis, MO	1Q07	Broder	93
					Northlake, IL	1Q07	Broder	90

Southwest	Dallas, TX	4Q07	Broder/Alpha	358	Dallas, TX	3Q07	Broder	140
					Stafford, TX	4Q07	Alpha	138

West Coast	Fresno, CA	4Q07	Broder/Alpha	332	Fresno, CA	N/A	Broder	156
	Seattle, WA	4Q07	Broder/Alpha	160	Seattle, WA	N/A	Alpha	160
					La Mirada, CA	1Q07	Alpha	210

Square Footage - Distribution Centers				2,639				2,370

Express Locations
Mid-Atlantic	Philadelphia, PA (3)	3Q07	Broder/Alpha/NES	25
Southeast	Charlotte, NC (4)	2Q07	Broder/Alpha/NES	25
Florida	St. Petersburg, FL	4Q07	Broder/Alpha	69
Midwest	Plymouth, MI (5)	1Q07	Broder/Alpha/NES	25
Midwest	St. Louis, MO	3Q07	Broder/Alpha	33
Midwest	Indianapolis, IN	2Q07	Broder/Alpha	25
Midwest	Louisville, KY	2Q07	Broder/Alpha	25
Midwest	Bensenville, IL	2Q07	Broder	4
Southwest	Stafford, TX (6)	4Q07	Broder/Alpha	25
West Coast	Santa Fe Springs, CA	1Q07	Broder/Alpha	33

Square Footage - Express Locations				289

Distribution Center Operations Square Footage				2,928

(1)	For Distribution Centers, represents quarter in which operations commenced as a multi-branded facility. For Express locations, represents quarter in which Express operations commenced.
(2)	Represents quarter in which distribution operations ceased
(3)	We closed the Philadelphia distribution center and currently operate a 25,000 square foot Express location. Total leased space at this location is 286,000 square feet.
(4)	We closed the North Carolina distribution center and currently operate a 25,000 square foot Express location. Total leased space at this location is 63,000 square feet.
(5)	We closed the Plymouth distribution center and currently operate a 25,000 square foot Express location. Total leased space at this location is 117,000 square feet.
(6)	We closed the Stafford distribution center and currently operate a 25,000 square foot Express location. Total leased space at this location is 138,000 square feet.